Exhibit 99.1

Media Contact:
Kris Tanahara
ktanahara@mvnp.com
808-529-6215 (o)
808-673-8585 (c)

KONA BREWING COMPANY ANNOUNCES $15 MILLION BREWERY EXPANSION IN HAWAII

** Hawaii’s pioneering craft brewery to expand annual brewing capacity to 100,000 barrels and meet increasing demand for Kona’s Liquid Aloha on the Islands **

Kailua-Kona, Hawaii (April 23, 2015) – Kona Brewing Company today announced that it will invest approximately $15 million to expand its brewery operations in Hawaii. The expansion project, which will include a new state-of-the-art, 30,000 square-foot brewery, will increase annual production capacity to 100,000 barrels (BBLs) per year. Kona Brewing is currently narrowing its list of possible locations for the new facility, with plans to break ground in the second half of 2015 and be fully operational by early 2017.

“When my son Spoon and I set out to create Kona Brewing Company 21 years ago, we had a vision to reflect the spirit of Hawaii, its people, culture and respect for this beautiful land, through distinctive local island craft beers,” said Cameron Healy, co-founder of Kona Brewing Company. “Kona’s tremendous success today is a testament to the support from this amazing community we started in, and I couldn’t be more pleased to see KBC continue to grow and build on that original dream through investing back in its home.”

Since it was founded in Kailua-Kona in 1994, Kona Brewing has become one of the best-selling craft beer brands in the world, while remaining steadfastly committed to its home through a strong focus on innovation, sustainability and community outreach. In 2014, the company grew sales by 13% overall and achieved a milestone in its home state, selling over one million cases on the Islands for the first time in its history.

The expansion in Hawaii will enable Kona Brewing to meet the increasing local demand for flagships such as Kona Longboard Island Lager, Big Wave Golden Ale, and Castaway IPA, as well as innovative small-batch beers, such as the recently released Makana Series, available exclusively in Hawaii.

“With the new brewery, not only will we have a steady supply of Liquid Aloha for customers across the Islands to enjoy, but we’ll be contributing even more to the local economy via new jobs, tax revenues, and direct spending,” noted Mattson Davis, Chairman of the Kona Brewing Company Advisory Board, who was formerly President and CEO for Kona Brewing and has been with the company for more than 18 years. “Hawaii has been our home and our family for more than two decades, and being able to continue growing and giving back through investments like this is one of the most direct ways we can say ‘thank you.’”

In addition to increasing production capacity, the new brewery will leverage the latest innovations in technology to reduce water and energy usage and support Kona’s commitment to leadership in sustainability. As part of this commitment, the company kicked off its 21st anniversary this year with the Kona Makana Series, a small-batch beer series that helps raise funds for Hawaii non-profit organizations dedicated to restoring, maintaining and protecting Hawaii’s natural resources. All Makana Series beers are available only in Hawaii. More information can be found at www.konabrewingco.com/makana-series.

The expansion to a new brewery site will also enable Kona Brewing to expand its popular Kona Pub, located next to the current brewery and original birthplace of Kona Brewing. The investment in the pub will allow Kona to engage with and serve even more visitors, while offering them the ability to see where Kona started.

The expansion of Kona Brewing in Hawaii builds on the recent announcement from Craft Brew Alliance (CBA), an innovative brewing company that is home to three of the earliest and most respected pioneers in American craft beer. Last week, the company announced that it is investing approximately $10 million to expand its Widmer Brothers brewery in Portland to a 750,000 BBL annual capacity. Together, the Kona Brewing and Widmer Brothers expansions will increase the company’s overall capacity in 2017 by 300,000 BBLs annually, which will also offer more flexibility to support the continued growth of all brands within CBA.

About Kona Brewing

Kona Brewing Company was started in the spring of 1994 by father and son team Cameron Healy and Spoon Khalsa, who had a dream to create fresh, local island brews made with spirit, passion and quality. It is Hawaii’s first and largest craft brewery and is best known for flagship beers Longboard Island Lager and Big Wave Golden Ale. The Hawaii born and Hawaii-based craft brewery prides itself on brewing the freshest beer of exceptional quality, closest to market. This helps to minimize its carbon footprint by reducing shipping of raw materials, finished beer and wasteful packaging materials. The brewery is headquartered where it began, in Kailua-Kona on Hawaii’s Big Island. For more information call 808-334-BREW or visit www.KonaBrewingCo.com.

About Craft Brew Alliance

Craft Brew Alliance (NASDAQ:BREW) is a leading craft brewing company, which brews, brands and markets some of the world’s most respected and best-loved American craft beers. The company is home to three of the earliest pioneers in craft beer: Redhook Ale Brewery, Washington’s largest craft brewery founded in 1981; Widmer Brothers Brewing, Oregon’s largest craft brewery founded in 1984; and Kona Brewing Company, Hawaii’s oldest and largest craft brewery founded in 1994. As part of Craft Brew Alliance, these craft brewing legends have expanded their reach across the U.S. and more than 15 international markets.

In addition to growing and nurturing distinctive brands rooted in local heritage, Craft Brew Alliance is committed to developing innovative new category leaders, such as Omission Beer, which is the #1 beer in the gluten free beer segment, and Square Mile Cider, a tribute to the early American settlers who purchased the first plots of land in the Pacific Northwest.

Publicly traded on NASDAQ under the ticker symbol BREW, Craft Brew Alliance is headquartered in Portland, OR and operates five breweries and five pub restaurants across the U.S. For more information about CBA and its brands, please visit www.craftbrew.com.

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